UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 9)*

LEXMARK INTERNATIONAL, INC.

(Name of Issuer)

Class A Common Stock, $0.01 par value

(Title of Class of Securities)

529771107

(CUSIP Number)

Paul Friedman

BlueMountain Capital Management, LLC

280 Park Avenue, 5th Floor East

New York, New York 10017

212-905-3990

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

January 9, 2014

(Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 529771107	Schedule 13D	Page 2 of 33

(1)	Name of reporting persons. BlueMountain Capital Management, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 3,184,767
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 3,184,767
(11)	Aggregate amount beneficially owned by each reporting person 3,184,767
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 5.1%(1)
(14)	Type of reporting person (see instructions) IA

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 3 of 33

(1)	Name of reporting persons. BlueMountain GP Holdings, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 2,701,648
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 2,701,648
(11)	Aggregate amount beneficially owned by each reporting person 2,701,648
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 4.4%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 4 of 33

(1)	Name of reporting persons. Blue Mountain Credit Alternatives Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,283,927
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,283,927
(11)	Aggregate amount beneficially owned by each reporting person 1,283,927
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.1%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 5 of 33

(1)	Name of reporting persons. Blue Mountain CA Master Fund GP, Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,283,927
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,283,927
(11)	Aggregate amount beneficially owned by each reporting person 1,283,927
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.1%(1)
(14)	Type of reporting person (see instructions) CO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 6 of 33

(1)	Name of reporting persons. BlueMountain Long/Short Credit Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 334,956
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 334,956
(11)	Aggregate amount beneficially owned by each reporting person 334,956
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.5%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 7 of 33

(1)	Name of reporting persons. BlueMountain Long/Short Credit GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 334,956
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 334,956
(11)	Aggregate amount beneficially owned by each reporting person 334,956
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.5%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 8 of 33

(1)	Name of reporting persons. BlueMountain Distressed Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 74,818
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 74,818
(11)	Aggregate amount beneficially owned by each reporting person 74,818
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 9 of 33

(1)	Name of reporting persons. BlueMountain Distressed GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 74,818
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 74,818
(11)	Aggregate amount beneficially owned by each reporting person 74,818
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 10 of 33

(1)	Name of reporting persons. BlueMountain Strategic Credit Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 159,282
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 159,282
(11)	Aggregate amount beneficially owned by each reporting person 159,282
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.3%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 11 of 33

(1)	Name of reporting persons. BlueMountain Strategic Credit GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 159,282
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 159,282
(11)	Aggregate amount beneficially owned by each reporting person 159,282
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.3%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 12 of 33

(1)	Name of reporting persons. BlueMountain Timberline Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 79,870
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 79,870
(11)	Aggregate amount beneficially owned by each reporting person 79,870
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) CO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 13 of 33

(1)	Name of reporting persons. BlueMountain Credit Opportunities Master Fund I L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 796,908
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 796,908
(11)	Aggregate amount beneficially owned by each reporting person 796,908
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 1.3%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 14 of 33

(1)	Name of reporting persons. BlueMountain Credit Opportunities GP I, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 796,908
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 796,908
(11)	Aggregate amount beneficially owned by each reporting person 796,908
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 1.3%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 15 of 33

(1)	Name of reporting persons. BlueMountain Kicking Horse Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 51,757
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 51,757
(11)	Aggregate amount beneficially owned by each reporting person 51,757
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 16 of 33

(1)	Name of reporting persons. BlueMountain Kicking Horse Fund GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 51,757
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 51,757
(11)	Aggregate amount beneficially owned by each reporting person 51,757
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 17 of 33

(1)	Name of reporting persons. AAI BlueMountain Fund PLC*
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Ireland
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 42,647
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 42,647
(11)	Aggregate amount beneficially owned by each reporting person 42,647
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) CO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.
*	The shares of Common Stock are owned by BlueMountain Long/Short Credit and Distressed Reflection Fund, a sub-fund of AAI BlueMountain Fund PLC.

CUSIP No. 529771107	Schedule 13D	Page 18 of 33

(1)	Name of reporting persons. BlueMountain Montenvers Master Fund SCA SICAV-SIF
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Luxembourg
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 360,602
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 360,602
(11)	Aggregate amount beneficially owned by each reporting person 360,602
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.6%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 19 of 33

(1)	Name of reporting persons. BlueMountain Montenvers GP S.à r.l.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Luxembourg
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 360,602
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 360,602
(11)	Aggregate amount beneficially owned by each reporting person 360,602
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.6%(1)
(14)	Type of reporting person (see instructions) CO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 20 of 33

ITEM 1.	Security of the Issuer.

This Amendment No. 9 (this “Amendment No. 9”) amends the Schedule 13D (the “Schedule 13D”) filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2013, as amended by Amendment No. 1 to the Schedule 13D filed on June 5, 2013, Amendment No. 2 to the Schedule 13D filed on June 13, 2013, Amendment No. 3 to the Schedule 13D filed on June 14, 2013, Amendment No. 4 to the Schedule 13D filed on July 30, 2013, Amendment No. 5 to the Schedule 13D filed on December 5, 2013, Amendment No. 6 to the Schedule 13D filed on December 9, 2013, Amendment No. 7 to the Schedule 13D filed on December 16, 2013 and Amendment No. 8 to the Schedule 13D filed on January 2, 2014, relating to the Class A Common Stock, par value $0.01 per share (the “Common Stock”), of Lexmark International, Inc., a Delaware corporation (the “Issuer”). The Issuer’s principal executive office is located at One Lexmark Centre Drive, 740 West New Circle Road, Lexington, Kentucky 40550. Unless specifically amended hereby, the disclosures set forth in the Schedule 13D remain unchanged. Capitalized terms used and not defined in this Amendment No. 9 have the meaning set forth in the Schedule 13D. This Amendment No. 9 is being filed to amend Item 4, Item 5 and Item 7 of the Schedule 13D as follows:

ITEM 4.	Purpose of the Transaction.

Item 4 of the Schedule 13D is hereby amended by deleting the reference to “3,784,377” in the first sentence thereof and replacing it with “3,184,767.”

ITEM 5.	Interest in Securities of the Issuer.

Paragraphs (a), (b) and (c) of Item 5 of the Schedule 13D are hereby deleted and replaced with the following:

(a) and (b) The 3,184,767 shares of Common Stock beneficially owned, in the aggregate, by the BlueMountain Funds as of January 9, 2014, represent approximately 5.1% of the issued and outstanding shares of Common Stock of the Issuer, with such percentage calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. A further detailed breakdown of the Reporting Persons’ beneficial ownership of Common Stock is as follows:

A.	Investment Manager

(a)	Amount beneficially owned: 3,184,767

Percent of class: 5.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 3,184,767.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 3,184,767.

CUSIP No. 529771107	Schedule 13D	Page 21 of 33

B.	Ultimate General Partner

(a)	Amount beneficially owned: 2,701,648

Percent of class: 4.4%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 2,701,648.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 2,701,648.

C.	Credit Alternatives

(a)	Amount beneficially owned: 1,283,927

Percent of class: 2.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 1,283,927.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 1,283,927.

D.	BMCA GP

(a)	Amount beneficially owned: 1,283,927

Percent of class: 2.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 1,283,927.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 1,283,927.

CUSIP No. 529771107	Schedule 13D	Page 22 of 33

E.	Long/Short Credit

(a)	Amount beneficially owned: 334,956

Percent of class: 0.5%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 334,956.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 334,956.

F.	Long/Short Credit GP

(a)	Amount beneficially owned: 334,956

Percent of class: 0.5%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 334,956.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 334,956.

G.	Distressed

(a)	Amount beneficially owned: 74,818 Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 74,818.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 74,818.

CUSIP No. 529771107	Schedule 13D	Page 23 of 33

H.	Distressed GP

(a)	Amount beneficially owned: 74,818

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 74,818.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 74,818.

I.	Strategic Credit

(a)	Amount beneficially owned: 159,282

Percent of class: 0.3%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 159,282.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 159,282.

J.	Strategic Credit GP

(a)	Amount beneficially owned: 159,282

Percent of class: 0.3%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 159,282.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 159,282.

CUSIP No. 529771107	Schedule 13D	Page 24 of 33

K.	Timberline

(a)	Amount beneficially owned: 79,870

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 79,870.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 79,870.

L.	COF

(a)	Amount beneficially owned: 796,908

Percent of class: 1.3%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 796,908.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 796,908.

M.	COF GP

(a)	Amount beneficially owned: 796,908

Percent of class: 1.3%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 796,908.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 796,908.

CUSIP No. 529771107	Schedule 13D	Page 25 of 33

N.	Kicking Horse

(a)	Amount beneficially owned: 51,757

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 51,757.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 51,757.

O.	Kicking Horse GP

(a)	Amount beneficially owned: 51,757

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 51,757.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 51,757.

P.	AAI

(a)	Amount beneficially owned: 42,647

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 42,647.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 42,647.

CUSIP No. 529771107	Schedule 13D	Page 26 of 33

Q.	Montenvers

(a)	Amount beneficially owned: 360,602

Percent of class: 0.6%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 360,602.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 360,602.

R.	Montenvers GP

(a)	Amount beneficially owned: 360,602

Percent of class: 0.6%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 360,602.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 360,602.

The Investment Manager, each General Partner and the Ultimate General Partner, each expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

None of the Reporting Persons beneficially own any other shares of Common Stock of the Issuer.

(c) The following transactions in the Common Stock were effected by the Reporting Persons in the open market since the most recent filing of the Schedule 13D:

TradeDt	InsType	Fund	Ticker	Ccy	Number	ExecPrc	EqyType	Cpty
1/9/2014	Eqy	Strategic Credit	LXK	USD	(2,544)	35.502511	Stock	BARCLN
1/9/2014	Eqy	COF	LXK	USD	(12,598)	35.502511	Stock	BARCLN
1/9/2014	Eqy	Montenvers	LXK	USD	(5,150)	35.502511	Stock	BARCLN
1/9/2014	Eqy	Kicking Horse	LXK	USD	(1,351)	35.502511	Stock	BARCLN
1/9/2014	Eqy	Long/Short Credit	LXK	USD	(4,969)	35.502511	Stock	BARCLN
1/9/2014	Eqy	Timberline	LXK	USD	(1,283)	35.502511	Stock	BARCLN
1/9/2014	Eqy	Credit Alternatives	LXK	USD	(20,312)	35.502511	Stock	BARCLN
1/9/2014	Eqy	Distressed	LXK	USD	(1,283)	35.502511	Stock	BARCLN
1/8/2014	Eqy	Distressed	LXK	USD	(2,873)	35.748817	Stock	BARCLN
1/8/2014	Eqy	Credit Alternatives	LXK	USD	(51,348)	35.748817	Stock	BARCLN
1/8/2014	Eqy	Timberline	LXK	USD	(3,128)	35.748817	Stock	BARCLN
1/8/2014	Eqy	Long/Short Credit	LXK	USD	(11,793)	35.748817	Stock	BARCLN
1/8/2014	Eqy	Kicking Horse	LXK	USD	(1,792)	35.748817	Stock	BARCLN
1/8/2014	Eqy	Montenvers	LXK	USD	(14,537)	35.748817	Stock	BARCLN
1/8/2014	Eqy	COF	LXK	USD	(31,345)	35.748817	Stock	BARCLN
1/8/2014	Eqy	Strategic Credit	LXK	USD	(6,257)	35.748817	Stock	BARCLN
1/7/2014	Eqy	Strategic Credit	LXK	USD	(7,232)	36.179968	Stock	BARCLN
1/7/2014	Eqy	COF	LXK	USD	(36,229)	36.179968	Stock	BARCLN
1/7/2014	Eqy	Montenvers	LXK	USD	(16,802)	36.179968	Stock	BARCLN
1/7/2014	Eqy	Kicking Horse	LXK	USD	(2,071)	36.179968	Stock	BARCLN
1/7/2014	Eqy	Timberline	LXK	USD	(3,419)	36.179968	Stock	BARCLN
1/7/2014	Eqy	Credit Alternatives	LXK	USD	(59,348)	36.179968	Stock	BARCLN
1/7/2014	Eqy	Distressed	LXK	USD	(3,321)	36.179968	Stock	BARCLN
1/6/2014	Eqy	Kicking Horse	LXK	USD	(2,003)	36.01455	Stock	BARCLN
1/6/2014	Eqy	AAI	LXK	USD	(630)	36.01455	Stock	BARCLN
1/6/2014	Eqy	COF	LXK	USD	(27,166)	36.01455	Stock	BARCLN
1/6/2014	Eqy	Credit Alternatives	LXK	USD	(41,002)	36.01455	Stock	BARCLN
1/6/2014	Eqy	Distressed	LXK	USD	(1,218)	36.01455	Stock	BARCLN
1/6/2014	Eqy	Montenvers	LXK	USD	(11,253)	36.01455	Stock	BARCLN
1/6/2014	Eqy	Strategic Credit	LXK	USD	(4,923)	36.01455	Stock	BARCLN
1/6/2014	Eqy	Strategic Credit	LXK	USD	(675)	35.749693	Stock	MSCSNY
1/6/2014	Eqy	COF	LXK	USD	(3,581)	35.749693	Stock	MSCSNY
1/6/2014	Eqy	Montenvers	LXK	USD	(2,197)	35.749693	Stock	MSCSNY
1/6/2014	Eqy	AAI	LXK	USD	(158)	35.749693	Stock	MSCSNY
1/6/2014	Eqy	Credit Alternatives	LXK	USD	(6,030)	35.749693	Stock	MSCSNY
1/6/2014	Eqy	Distressed	LXK	USD	(164)	35.749693	Stock	MSCSNY
1/3/2014	Eqy	AAI	LXK	USD	(125)	35.433987	Stock	MSCSNY
1/3/2014	Eqy	Kicking Horse	LXK	USD	(166)	35.433987	Stock	MSCSNY
1/3/2014	Eqy	Distressed	LXK	USD	(239)	35.433987	Stock	MSCSNY
1/3/2014	Eqy	COF	LXK	USD	(2,614)	35.433987	Stock	MSCSNY
1/3/2014	Eqy	Credit Alternatives	LXK	USD	(4,260)	35.433987	Stock	MSCSNY
1/3/2014	Eqy	Montenvers	LXK	USD	(1,188)	35.433987	Stock	MSCSNY
1/3/2014	Eqy	Strategic Credit	LXK	USD	(521)	35.433987	Stock	MSCSNY
1/3/2014	Eqy	Montenvers	LXK	USD	(4,326)	35.300029	Stock	BARCLN
1/3/2014	Eqy	COF	LXK	USD	(33,581)	35.300029	Stock	BARCLN
1/3/2014	Eqy	Credit Alternatives	LXK	USD	(59,087)	35.300029	Stock	BARCLN
1/3/2014	Eqy	Strategic Credit	LXK	USD	(8,087)	35.300029	Stock	BARCLN
1/3/2014	Eqy	AAI	LXK	USD	(1,941)	35.300029	Stock	BARCLN
1/3/2014	Eqy	Distressed	LXK	USD	(3,747)	35.300029	Stock	BARCLN
1/3/2014	Eqy	Kicking Horse	LXK	USD	(11,474)	35.300029	Stock	BARCLN
1/2/2014	Eqy	Montenvers	LXK	USD	(10,505)	35.11134	Stock	BARCLN

CUSIP No. 529771107	Schedule 13D	Page 27 of 33

ITEM 7.	Material to be Filed as Exhibits.

The following shall be added to the end of Item 7.

10. Joint Filing Agreement dated January 10, 2014, attached as Exhibit 10 hereto.

CUSIP No. 529771107	Schedule 13D	Page 28 of 33

SIGNATURES

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: January 10, 2014

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P.
BY:	BLUE MOUNTAIN CA MASTER FUND GP, LTD.

By:	/s/ ANDREW FELDSTEIN
Andrew Feldstein, Director

BLUE MOUNTAIN CA MASTER FUND GP, LTD.

By:	/s/ ANDREW FELDSTEIN
Andrew Feldstein, Director

BLUEMOUNTAIN LONG/SHORT CREDIT MASTER FUND L.P.
BY:	BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN DISTRESSED MASTER FUND L.P.
BY:	BLUEMOUNTAIN DISTRESSED GP, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer BLUEMOUNTAIN DISTRESSED GP, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

CUSIP No. 529771107	Schedule 13D	Page 29 of 33

BLUEMOUNTAIN STRATEGIC CREDIT MASTER FUND L.P.
BY:	BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN TIMBERLINE LTD.

By:	/s/ ANDREW FELDSTEIN
Andrew Feldstein, Director

BLUEMOUNTAIN CREDIT OPPORTUNITIES MASTER FUND I L.P.
BY:	BLUEMOUNTAIN CREDIT OPPORTUNITIES GP I, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN CREDIT OPPORTUNITIES GP I, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN KICKING HORSE FUND L.P.
BY:	BLUEMOUNTAIN KICKING HORSE FUND GP, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN KICKING HORSE FUND GP, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN LONG/SHORT CREDIT AND DISTRESSED REFLECTION FUND,
A SUB-FUND OF AAI BLUEMOUNTAIN FUND PLC
BY:	BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

CUSIP No. 529771107	Schedule 13D	Page 30 of 33

BLUEMOUNTAIN MONTENVERS MASTER FUND SCA SICAV-SIF
BY:	BLUEMOUNTAIN MONTENVERS GP S.à r.l.

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Authorized Person

BLUEMOUNTAIN MONTENVERS GP S.à r.l.

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Authorized Person

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)